Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS FOR 2021;
DECLARES ANNUAL DIVIDEND

ATLANTA, Georgia, March 25, 2022 - Atlantic American Corporation (Nasdaq- AAME) today reported net income for the three month period ended December 31, 2021 of $2.7 million, or $0.12 per diluted share, as compared to net income of $11.8 million, or $0.54 per diluted share, for the comparable period in 2020.  For the year ended December 31, 2021, the Company reported net income of $4.3 million, or $0.19 per diluted share, as compared to net income of $12.2 million, or $0.56 per diluted share for the comparable period in 2020.  The decrease in net income during the fourth quarter of 2021 was primarily due to an $8.0 million decrease in unrealized gains in equity securities as a result of fluctuation in market values of the Company’s equity investments still held.  The decrease in net income for the year ended December 31, 2021 was primarily due to an $11.8 million increase in insurance benefits and losses incurred.  The increase in insurance benefits and losses incurred was primarily the result of loss experience within the Company’s life and health operations, returning to historical averages relative to the exceptionally low utilization experienced in 2020 after the onset of the COVID-19 pandemic when many policyholders were sheltered in place.

Operating income (as defined below) decreased to $2.6 million in the three month period ended December 31, 2021 as compared to $3.6 million for the three month period ended December 31, 2020.  For the year ended December 31, 2021, the Company reported operating loss of $1.5 million compared to operating income of $11.5 million for the comparable period in 2020.  The decrease in operating income for the three and twelve month periods was primarily due to an increase in loss experience in the Company’s life and health operations, as mentioned above, predominantly within the Medicare supplement line of business.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “Our property and casualty operations had an exceptional year and I’m pleased to report the renewal of a significant multi-year state contract, which also included a rate increase.  With respect to our life and health operations, the voluntary benefits division had a banner year for new sales and kicked off January of 2022 with a record for issued business.  We continue to invest in various initiatives that we believe will position the company for a successful 2022 and beyond.  In our continued commitment to deliver value to our shareholders, the Board of Directors recently approved the Company’s annual dividend of $0.02 per share, which is payable on April 27, 2022 to shareholders of record on April 13, 2022.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). [We define operating income (loss) as net income excluding: (i) income tax expense; (ii) realized investment gains, net; and (iii) unrealized losses (gains) on equity securities, net.]  Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense, which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including those detailed in statements and reports that Atlantic American Corporation files from time to time with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited; In thousands, except per share data)	2021	2020	2021	2020
Insurance premiums
Life and health	$29,216	$29,656	$116,234	$121,167
Property and casualty	17,685	16,856	67,982	62,372
Insurance premiums, net	46,901	46,512	184,216	183,539

Net investment income	2,012	2,027	8,528	7,744
Realized investment gains, net	4,383	6,988	4,903	7,420
Unrealized gains (losses) on equity securities, net	(3,564)	4,400	1,894	(3,431)
Other income	-	5	13	76

Total revenue	49,732	59,932	199,554	195,348

Insurance benefits and losses incurred
Life and health	20,798	19,345	87,261	80,537
Property and casualty	10,876	10,653	44,433	39,339
Commissions and underwriting expenses	10,826	12,129	47,496	46,811
Interest expense	347	357	1,387	1,610
Other expense	3,497	2,432	13,675	11,548

Total benefits and expenses	46,344	44,916	194,252	179,845

Income before income taxes	3,388	15,016	5,302	15,503
Income tax expense	723	3,168	1,021	3,334

Net income	$2,665	$11,848	$4,281	$12,169

Earnings per common share (basic)	$0.13	$0.58	$0.19	$0.58
Earnings per common share (diluted)	$0.12	$0.54	$0.19	$0.56

Reconciliation of Non-GAAP Financial Measure

Net income	$2,665	$11,848	$4,281	$12,169
Income tax expense	723	3,168	1,021	3,334
Realized investment gains, net	(4,383)	(6,988)	(4,903)	(7,420)
Unrealized (gains) losses on equity securities, net	3,564	(4,400)	(1,894)	3,431

Non-GAAP Operating income (loss)	$2,569	$3,628	$(1,495)	$11,514

Selected Balance Sheet Data	December 31, 2021	December 31, 2020

Total cash and investments	$308,195	$298,630
Insurance subsidiaries	302,302	292,478
Parent and other	5,893	6,152
Total assets	402,286	405,187
Insurance reserves and policyholder funds	201,797	198,676
Debt	33,738	33,738
Total shareholders' equity	141,286	145,060
Book value per common share	6.66	6.84
Statutory capital and surplus
Life and health	38,625	42,326
Property and casualty	52,724	50,194